Approved by the Board and scheduled
to take effect January 2014:


The Fund is replacing the present
asset allocation ranges and liquidity
requirements of the portfolio with a
limitation that the Fund portfolio will
not contain more than 75% in longer
term illiquid private assets. After the
strategy changes and tender offer, the
portfolio will hold approximately 60%
longer term illiquid assets. The
Global Opportunistic and Arbitrage
Strategies asset classes will
constitute the majority of the more
liquid asset exposure, which will be
implemented through investments in hedge funds.